Exhibit 10.1

FIFTH AMENDMENT

TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of February 4, 2026 (the “Amendment Effective Date”), is entered into by and among Banco Santander S.A. (“Santander”), Kyndryl, Inc., a Delaware corporation (“Kyndryl”), and Kyndryl Holdings Inc., a Delaware corporation (“Parent”). This Amendment amends that certain Amended and Restated Receivables Purchase Agreement, dated as of October 28, 2021, as amended by the First Amendment to Amended and Restated Receivables Purchase Agreement dated January 26, 2022, the Second Amendment to Amended and Restated Receivables Purchase Agreement dated September 21, 2022, the Third Amendment to Amended and Restated Receivables Purchase Agreement dated December 21, 2022, and the Fourth Amendment to Amended and Restated Receivables Purchase Agreement dated July 26, 2024 (collectively, the “Agreement”), among, inter alia, Kyndryl, Santander, and solely for purposes of Section 13.19 thereof, Parent.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

A.	Defined Terms. All initially capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Agreement, as amended hereby.
B.	Amendments to the Agreement. The Agreement is hereby amended as follows:
1.	The following definition of “Aggregate Non-EPP Balance” shall be included in alphabetical order in Appendix A (Certain Defined Terms) of the Agreement as set forth below:

“Aggregate Non-EPP Balance” means, at any time, the aggregate outstanding balance at such time of all Purchased Receivables that are Non-EPP Receivables.

2.	The defined terms set forth in Appendix A (Certain Defined Terms) of the Agreement are hereby amended and replaced in its entirety as follows:

“Obligor EPP Limit” means, with respect to any Obligor, the maximum aggregate amount of Purchased Receivables that are EPP Receivables owing by such Obligor that may be outstanding under the Facility at any time, as set forth on the Obligor Schedule or as otherwise agreed in writing by Purchaser and Kyndryl (which may be by exchange of emails between any person listed for Purchaser and any person listed for Kyndryl on Schedule 1); provided, that notwithstanding anything to the contrary in this Agreement, the Purchaser shall be entitled to reduce or withdraw the Obligor Limit with respect to any Obligor (Uncommitted) in its sole discretion at any time and from time to time without prior notice.

“Obligor Limit” means, with respect to any Obligor, either the Obligor EPP Limit or the Obligor Non-EPP Limit of such Obligor, as applicable (each of which shall constitute a separate limit applicable only to EPP Receivables or only to Non-EPP Receivables, as the case may be).

“Obligor Non-EPP Limit” means, with respect to any Obligor, the maximum aggregate amount of Purchased Receivables that are Non-EPP Receivables owing by such Obligor that may be outstanding under the Facility at any time, as set forth on the Obligor Schedule or as otherwise agreed in writing by Purchaser and Kyndryl (which may be by exchange of emails between any person listed for Purchaser and any person listed for Kyndryl on Schedule 1); provided, that notwithstanding anything to the contrary in this Agreement, the Purchaser shall be entitled to reduce or withdraw the Obligor Limit with respect to any Obligor (Uncommitted) in its sole discretion at any time and from time to time without prior notice.

“Obligor Schedule” means the schedule attached as an exhibit to the Fee Letter (including both Part A and Part B) titled “Obligor Schedule”, as such Obligor Schedule may be amended, supplemented or otherwise modified following the Closing Date as Kyndryl and the Purchaser mutually agree from time to time pursuant to Section 13.16. In the event there is ambiguity, conflict or an inconsistency between any term used in the Obligor Schedule with those terms used in the Agreement, the terms of the Agreement shall prevail.

3.	Clause 2.1 (Committed Facility) of the Agreement shall be amended and restated as follows:
2.1

Committed Facility; Facility Limit. Subject to the terms and conditions of this Agreement, Purchaser agrees to provide the Facility to the Sellers from time to time during the Availability Period; provided, that in no event shall the sum of: (i) the Aggregate EPP Balance; and (ii) the Aggregate Non-EPP Balance exceed the Facility Limit at any time. Subject to the terms and conditions herein set forth and in accordance with Section 2.2 hereof, (a) the Purchaser is committed to purchase Receivables hereunder solely with respect to an Obligor (Committed) up to the Obligor EPP Limit or the Obligor Non-EPP Limit (as applicable) for such Obligor and (b) the Purchaser may, on an uncommitted basis, purchase Receivables, in the Purchaser’s sole discretion, with respect to (i) EPP Receivables of an Obligor (Committed) in excess of the Obligor EPP Limit for such Obligor and (ii) Non-EPP Receivables of an Obligor (Committed) in excess of the Obligor Non-EPP Limit for such Obligor. If the daily average Aggregate EPP Balance plus the average Aggregate Non-EPP Balance (as applicable) for any successive three-month period falls below the Facility Limit Threshold, Purchaser, in its sole discretion, shall be entitled to reduce the Facility Limit down to not less than 10% above such aggregate daily average Aggregate EPP Balance plus daily average Aggregate Non-EPP Balance; or such higher amount the Purchaser selects, provided that the Purchaser shall provide Kyndryl notice of such reduction at least thirty (30) days prior to the reduction of the Facility Limit.

4.	Section (h) of Clause 2.2 (Purchase and Sale) of the Agreement shall be amended and restated as follows:
(h)

Regular Monthly Purchases (Non-EPP Receivables Only). Subject to the terms and conditions of this Agreement, from time to time during the Availability Period, the Seller may offer, and the Purchaser (i) with regards to any Designated Non-EPP Receivables arisen from an Obligor (Uncommitted), in its sole discretion may purchase; and (ii) with regards to any Designated Non-EPP Receivables arisen from an Obligor (Committed), shall purchase; Designated Non-EPP Receivables in accordance with the following procedures:

(i)

On or prior to the seventh (7th) calendar day of any calendar month during the Availability Period, the Seller may deliver (including via email) to the Purchaser a preliminary indicative file in a form mutually agreed by Kyndryl and Purchaser (each such file, an “Indicative Non-EPP Receivables File”) setting forth a preliminary list of Obligors and face amount of Non-EPP Receivables owing by each such Obligor to be offered for sale in such calendar month (and such other information as is mutually agreed by the Purchaser and Kyndryl). Within ten (10) calendar days of receipt by the Purchaser of an Indicative Non-EPP Receivables File delivered by Seller on a timely basis pursuant to the preceding sentence, Purchaser shall provide a preliminary indication of interest (the “Indicative Purchaser Response”) to Seller. On or prior to the second (2nd) Business Day after receipt by Seller of an Indicative Purchaser Response (as extended in the reasonable discretion of the Purchaser for any calendar month, the “Final Notice Date”), the Seller shall deliver (including via email) to the Purchaser an updated Indicative Non-EPP Receivables File or confirmation that there are no changes to the previously delivered Indicative Non-EPP Receivables File for such calendar month.

(ii)

With respect to the most recent Indicative Non-EPP Receivables File delivered by the Seller on or prior to the Final Notice Date in any calendar month pursuant to clause (i) of this subsection, the Purchaser will deliver (including via email) to Kyndryl on or prior to the applicable Cut Off Date for such calendar month, notification (for any calendar month, as updated by the Purchaser in its sole discretion in accordance with restrictions set forth in clauses (A) and (B) below for such calendar month, a “Non-EPP Obligor Information Notice”) with respect to the following,: (A) which (if any) Obligors not listed in the most recent Fee Letter but are set forth on such Indicative Non-EPP Receivables File and are approved by the Purchaser as an “Eligible Obligor” for such calendar month, (B) no reductions in the Obligor Non-EPP Limit set forth in the most recent Fee Letter for such calendar month for each such Eligible Obligor, (C) the Maximum Tenor of the Non-EPP Receivables for each such Eligible Obligor for such calendar month, (D) the Buffer Period for each such Eligible Obligor for such calendar month, (E) such other information of the type set forth in the Obligor Schedule (with respect to EPP Receivables), as applicable to the Non-EPP Receivables of any such Eligible Obligor for such calendar month, and (F) the applicable Margin; provided, if the Margin is not included on any Non-EPP Obligor Information Notice, it will be the applicable Margin in the most recent Fee Letter). At any time and from time to time, promptly upon the Purchaser determining that there will be a change in any Non-EPP Obligor Information Notice for any calendar month, the Purchaser shall deliver (including via email) to the Seller an updated Non-EPP Obligor

Information Notice for such calendar month adding to, deleting from, or otherwise modifying the information set forth therein; provided that Purchaser may not remove an Obligor (Committed), reduce the applicable Obligor Non-EPP Limit, or change the Margin as set forth in the most recent Fee Letter. Any notices delivered pursuant to clause (i) of this subsection or this clause (ii) may be delivered via an email from or to (as applicable) any of the persons identified with respect to Purchaser or Kyndryl (on behalf of itself and the other Sellers), as applicable, on Schedule 1 (Addresses for Notices) that apply with respect to changes to the Obligor Schedule or in any other manner permitted hereunder.

(iii)

On or prior to the applicable Cut Off Date with respect to Non-EPP Receivables for each calendar month during the Availability Period, the Seller may deliver (including via email) to the Purchaser a file in a form mutually agreed by Kyndryl and Purchaser listing the Designated Non-EPP Receivables owing by an Eligible Obligor for such calendar month (up to, or exceeding, the Obligor Non-EPP Limit for each such Eligible Obligor for such calendar month) that are offered for sale hereunder by Seller for such calendar month (each such file, a “Non-EPP Specification”), which Non-EPP Specification shall constitute a firm offer for sale of the Designated Non-EPP Receivables listed thereon at a Purchase Price determined based on the Margin set forth in the most recent Fee Letter that has been delivered to the Seller by the Purchaser for such calendar month at such time. The Non-EPP Specification shall include, among other things, identification of the relevant Contract, applicable Eligible Obligor, invoice number, confirmed face amount and Payment Due Date for each such Designated Non-EPP Receivable. The Seller shall not submit any Non-EPP Specification hereunder for any calendar month unless all of the conditions precedent set forth in Section 2.7 (excluding Section 2.7(h), subsection (C)) will be satisfied on the applicable Purchase Date. If the Purchaser delivers to the Seller a new Non-EPP Obligor Information Notice for any calendar month after receipt of a Non-EPP Specification for such calendar month (or an End of Period Specification for Non-EPP Receivables for such calendar month), the Seller may, by written notice delivered (including by email) to the Purchaser as soon as reasonably practicable (and in any event prior to the Approved Purchase Date for such calendar month) do any of the following: (A) rescind such Non-EPP Specification, (B) affirm such Non-EPP Specification subject to the terms of the new Non-EPP Obligor Information Notice (as long as it is in compliance therewith), or (C) submit a new (replacement) Non-EPP Specification for such calendar month (or, if applicable, End of Period Specification for Non-EPP Receivables for such calendar month) based on such new Non-EPP Obligor Information Notice (in compliance with all requirements set forth in this clause (iii) and, if applicable, subsection (c) of this Section), which shall constitute a firm offer for the sale of the Designated Non-EPP

Receivables listed thereon at a Purchase Price determined based on the Margin set forth in the most recent Fee Letter.

(iv)

On the Approved Purchase Date for any calendar month, the Purchaser: (i) with regards to any Designated Non-EPP Receivables arisen from an Obligor (Uncommitted), in its sole discretion may purchase any, all or none of such; and (ii) with regards to any Designated Non-EPP Receivables arisen from an Obligor (Committed), shall purchase; any Designated Non-EPP Receivables listed on the applicable Non-EPP Specification for such calendar month. Without limiting the Purchaser’s sole discretion in determining whether or not to purchase any Non-EPP Receivables arisen from an Obligor (Uncommitted), on any Approved Purchase Date (as set forth in the preceding sentence), Purchaser will use commercially reasonable efforts, subject to the conditions precedent set forth in Section 2.7 and the customary internal approvals of Purchaser and other operational and market factors, to specify in the Non-EPP Obligor Information Notice for any calendar month, an Obligor Non-EPP Limit for each Eligible Obligor not currently listed in the most recent Fee Letter for such calendar month in an amount equal to the amount of Non-EPP Receivables owing by such Eligible Obligor that Purchaser intends to purchase on the applicable Approved Purchase Date in such calendar month. The Purchaser will use commercially reasonable efforts to promptly notify the Seller if Purchaser believes it is reasonably likely to make any changes for any calendar month to the Non-EPP Obligor Information Notice previously delivered in such calendar month. If Purchaser purchases such Designated Non-EPP Receivables exceeding the applicable Obligor Non-EPP Limit, or purchases any Designated EPP Receivables exceeding the applicable Obligor EPP Limit, the Purchaser acknowledges that such excess purchased amounts shall not result in Seller’s breach of Section 6.1(a)(xxi), and for avoidance of doubt, such excess purchased amounts shall not be a Repurchase Event under Section 9.1.

5.	Section (h) of Clause 2.7 (Conditions Precedent to Each Purchase) of the Agreement shall be amended and restated as follows:
(h)

after giving effect to such purchase (and treating all Designated Receivables to be purchased on such Purchase Date as Purchased Receivables), in no event would (A) the sum of the Aggregate EPP Balance and the Aggregate Non-EPP Balance exceed the Facility Limit, (B) the sum of the Outstanding Obligor EPP Balance and the Outstanding Obligor Non-EPP Balance of any Obligor exceed the sum of the Obligor EPP Limit plus the Obligor Non-EPP Limit of such Obligor;

6. Section 8.2 (a) of the Agreement (Seller Negative Covenants) is hereby deleted in its entirety and replaced with the following:

(a) (i) extend, amend or otherwise modify any of the terms of any Purchased Receivable in any material respect or make any material forbearances or waivers with respect thereto, including with respect to the maturity or Payment Due Date thereof, (ii) grant any Dilution with respect to any Purchased Receivable (unless a payment is made to the Purchaser for such Dilution in accordance with this Agreement), or (iii) cancel, rescind, amend, waive or otherwise modify or change any Contract related to such Purchased Receivable in any manner relevant to the eligibility of such Purchased Receivable for purchase hereunder or that would adversely affect the value, validity, enforceability or collectability of the related Purchased Receivable, in each case, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

7. Schedule 1 (Addresses for Notices),

A. In subsection (a) replace the Attention to addressee to the following:

Attention:

Email:

B. Replace the table that lists those additional Persons who are designated by Kyndryl for purposes of Section 2.2(a) and Section 13.16 and for determining the Obligor Limit of any Obligor as follows:

C.	Representations and Warranties. Each of Parent and Kyndryl hereby represents and warrants as of the Amendment Effective Date as follows:
1.

Both immediately before and immediately after giving effect to this Amendment, the representations and warranties set forth in the Agreement and each other Transaction Document (including, without limitation, each Participation Agreement executed on or prior to the date hereof) are true and correct on and as of the date hereof, as though made on the date hereof (except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

2.

To the extent that notice to or the consent, acceptance, acknowledgement or approval of any Seller (other than Kyndryl) is required pursuant to the applicable Participation Agreement to which it is party to effectuate any amendment to or modification of the Agreement, as incorporated by reference into such Participation Agreement, such Seller has received such notice or provided such consent, acceptance, acknowledgement or approval (collectively, the “Required Consents”) and Kyndryl is executing this Agreement on behalf of itself and each such other Seller. Kyndryl will provide a copy of this Agreement to each other Seller (whether or not consent hereto is required by any such other Seller).

3.

Both immediately before and immediately after giving effect to this Amendment, the representations and warranties set forth in subsections (b) though (i) of Section 6.1 of the Agreement are true and correct with respect to Parent in connection with its obligations under Section 13.19 of the Agreement, as if each reference in such representations and warranties to “Seller” were a reference to “Parent” for purposes hereof.

4.

Each of Parent, Kyndryl and each other Seller has the organizational power and authority to execute (if applicable) and be bound by the terms and provisions of this Amendment (and any applicable Required Consent to which any other Seller is a signatory) and each of them has taken all necessary organizational action to authorize and approve the execution and delivery (to the extent applicable) and performance of this Amendment and the Agreement, as amended hereby (and, in the case of each Seller other than Kyndryl, as the Agreement, as amended hereby, is incorporated into the Participation Agreement to which it is a party), and the foregoing constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

5.

No Triggering Event, Purchaser Termination Event, or event that with the giving of notice, or lapse of time or both would give rise to a Triggering Event or Purchaser Termination Event has occurred, in each such case, both immediately before and immediately after giving effect to this Amendment.

6. No Insolvency Event has occurred with respect to Parent, Kyndryl or any other Seller.

D. Additional Terms. The parties hereto further agree to the following terms:

1.

This Amendment shall be effective solely for the specific purpose for which it is given and shall not create a course of dealing between the parties in any respect. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Purchaser under the Agreement, any Participation Agreement, or any other Transaction Document. Except for the amendments to the Agreement expressly set forth herein (and as the Agreement, as amended hereby, is incorporated by reference into each Participation Agreement), the Agreement, each Participation Agreement and each other Transaction Document shall remain unchanged and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

2.

Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement, and each reference in any Participation Agreement or any other Transaction Document to “the Receivables Purchase Agreement”, “the Amended and Restated Receivables Purchase Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified and amended hereby.

3.

This Amendment, and the terms and provisions hereof, the Agreement (as amended hereby) and the other Transaction Documents (after giving effect to this Amendment) constitute the entire understanding and agreement between the parties hereto or thereto with respect to the subject matter hereof and thereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written. The terms and provisions of this Amendment shall prevail over any conflicting terms of any other Transaction Document.

4.

Each of Parent and Kyndryl, on behalf of itself and each other Seller, hereby (i) reaffirms its obligations under each Transaction Document to which it is a party after giving effect to the terms and provisions of this Amendment and (ii) ratifies and reaffirms the validity, enforceability, perfection and first priority ownership interest of the Purchaser in, to and under each Purchased Receivable transferred pursuant to the Agreement or any Participation Agreement, as applicable.

5.

If any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.	SECTIONS 13.9, 13.10 AND 13.11 OF THE AGREEMENT (GOVERNING LAW, SUBMISSION TO JURISDICTION AND WAIVER OF JURY TRIAL) ARE HEREBY INCORPORATED HEREIN MUTATIS MUTANDIS AS IF SET FORTH IN FULL HEREIN.
7.

This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BANCO SANTANDER, S.A., as Purchaser

By:	/s/ Javier Moreno
Name:	Javier Moreno
Title:	Executive Director

By:	/s/ Belen Humanes
Name:	Belen Humanes
Title:	Associate

KYNDRYL, INC., as Seller

By:	/s/ Evan Barth
Name:	Evan Barth
Title:	Vice President, Associate General Counsel and Assistant Secretary

KYNDRYL HOLDINGS, INC., solely for purposes of Section 13.19 of the Receivables Purchase Agreement, as Parent

By:	/s/ Evan Barth
Name:	Evan Barth
Title:	Vice President, Associate General Counsel and Assistant Secretary